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                                                                   EXHIBIT 4.6



                                SHOLODGE, INC.

                                     AND

                     DEUTSCHE BANK TRUST COMPANY AMERICAS
                                   TRUSTEE




                          -------------------------

                         FIFTH SUPPLEMENTAL INDENTURE

                        Dated as of _________ __, 2003


           Supplemental to Indenture dated as of November 15, 1996













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        FIFTH SUPPLEMENTAL INDENTURE, dated as of _________ __, 2003 (the
"Fifth Supplemental Indenture"), to the Indenture, dated as of November 15, 1996 (the "Indenture"), between ShoLodge, Inc., a corporation duly organized under the laws of the State of Tennessee (the "Company"), having its principal office at 130 Maple Drive North, Hendersonville, Tennessee 37075, and Bankers Trust Company (n.k.a. Deutsche Bank Trust Company Americas), a New York banking corporation (the "Trustee"), having a corporate trust office at Corporate Trust and Agency Services, MS-NYC 60-2525, New York, NY 10005.

                           RECITALS OF THE COMPANY

        WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Fifth Supplemental Indenture in order to amend certain portions of the Indenture, on the terms set forth herein;

        WHEREAS, Section 14.2 of the Indenture provides that a supplemental Indenture may be entered into by the Company and the Trustee for such purpose with the consent of the holders of not less than fifty-one percent (51%) in aggregate principal amount of the Notes then outstanding;

        WHEREAS, the holders of __% in aggregate principal amount of the Notes currently outstanding have consented to the amendments to the Indenture contained in this Fifth Supplemental Indenture;

        WHEREAS, all other conditions set forth in the Indenture for the execution and delivery of this Fifth Supplemental Indenture have been complied with; and

        WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

        NOW THEREFORE:

        The Company mutually covenants and agrees with the Trustee, for the equal and proportionate benefit of all holders of the Notes, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

        1. In Section 1.1 of the Indenture, the definitions of "Annual Amount Limitations", "Five Percent Limitation" and "Redemption Register" shall be deleted in their entirety.

        2.     Section 4.12 of the Indenture entitled "Limitations on
Dividends and other Payments" shall be amended by adding the following sentence at the end of the Section:

               Notwithstanding the provisions of Section 4.12 set forth above, from and after January 1, 2003, (x) the Company shall be permitted to repurchase shares of its capital stock up to $3,500,000 in addition to any Restricted Payments otherwise permitted by this Section 4.12 and (y) the Company shall not declare or pay any dividend or other distribution of property or assets in respect of the capital stock of the Company other than a dividend payable solely in shares of capital stock of the Company.






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        3.     Section 4.15 of the Indenture entitled "Minimum Consolidated
Net Worth" shall be replaced in its entirety with the following:

               "4.15 Minimum Consolidated Net Worth. The Company will not permit its Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (i) $60,000,000, plus (ii) fifty percent (50%) of the Company's cumulative Consolidated Net Income since October 6, 1996."


        4. Section 7.1 of the Indenture entitled "Redemption Right at Holder's Option," shall be deleted in its entirety.

        5. Section 7.2 of the Indenture entitled "Redemption Procedure" shall be deleted in its entirety.

        6. Section 7.3 of the Indenture entitled "Withdrawal" shall be deleted in its entirety.

        7. Section 7.4 of the Indenture entitled "Redemption Register" shall be deleted in its entirety.



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        8.     Section 7.5 of the Indenture entitled "Deposit of Redemption
Price" shall be deleted in its entirety.

        9. Trustee Disclaimer. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture and assumes no responsibility for the recitals contained herein or therein which shall be taken as the statements of the Company.

        10. Governing Law. This Fifth Supplemental Indenture shall be governed by the laws of the State of Tennessee as to all matters affecting the duties, liabilities, privileges, rights and obligations of the Noteholders, the Company and any agents of the foregoing, include but not limited to, matters of validity, construction, effect and performance; however, the duties and responsibilities of the Trustee shall be governed by the laws of the State of New York.


        IN WITNESS WHEREOF, SHOLODGE, INC. has caused this Fifth Supplemental Indenture to be signed and acknowledged by its Chairman of the Board, President or one of its Vice Presidents, and its corporate seal to be affixed hereunto, and the same to be attested by its Secretary; and Deutsche Bank Trust Company Americas has caused this Fifth Supplemental Indenture to be signed and acknowledged, and its corporate seal to be affixed hereunto, and the same to be attested; all as of the day and year first above written.


                                                   SHOLODGE, INC.
Attest:
                                                By:
--------------------                               -----------------------
Secretary                                       Its:
                                                    ----------------------


[Corporate Seal]

                                                   DEUTSCHE BANK
                                                   TRUST COMPANY AMERICAS
Attest:

Attest:
                                                By:
--------------------                               -----------------------
Secretary                                       Its:
                                                    ----------------------

[Corporate Seal]